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Exhibit 21

SUBSIDIARIES OF THE COMPANY

Company	Jurisdiction of Incorporation or Organization
Canadian Hardinge Machine Tools, Ltd.	Canada
Hardinge China Limited	People's Republic of China
Hardinge, GmbH	Federal Republic of Germany
Hardinge Holdings, GmbH	Switzerland
Hardinge Machine Tools, Ltd.	United Kingdom
Hardinge Machine Tools B.V.	Netherlands
Hardinge Machine Tools B.V., Taiwan Branch	Republic of China (Taiwan)
Hardinge Machine (Shanghai) Co., Ltd.	People's Republic of China
Hardinge Taiwan Precision Machinery Limited	Republic of China (Taiwan)
Hardinge Technology Systems, Inc.	United States
L. Kellenberger & Co., AG	Switzerland

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  Exhibit 21
SUBSIDIARIES OF THE COMPANY